UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
April 13, 2011
Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-34196 (Commission File Number)	56-2408571 (IRS Employer Identification No.)

4400 Carillon Point, Kirkland, WA (Address of principal executive offices)	98033 (Zip Code)
Registrant’s telephone number, including area code: (425) 216-7600
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 14, 2011, the Board of Directors of Clearwire Corporation (the "Company") nominated Kathleen Rae to stand for election to the Board at the Company’s annual stockholders meeting (the “Annual Meeting”). Ms. Rae was nominated to a position on the Board by the Nominating and Governance Committee, to replace Peter Currie, who on April 13, 2011 informed the Board he would not be standing for re-election. It is expected that Ms. Rae will serve on the Audit Committee and will act as the Company’s designated “audit committee financial expert.” The Board also nominated Jennifer Vogel to stand for election to the Board at the Annual Meeting. Ms. Vogel was nominated to a position on the Board by Sprint Nextel Corporation ("Sprint"), to replace Frank Ianna, who will not be standing for re-election. Sprint had the right to nominate a replacement for Mr. Ianna pursuant to the terms of the Equityholders’ Agreement dated November 28, 2008 by and among the Company, Sprint, Intel Corporation, Google Inc., Comcast Corporation, Time Warner Cable Inc., Bright House Networks LLC, and Eagle River Holdings, LLC. Finally, on April 14, 2011, the Board also appointed Mufit Cinali to fill a vacancy on the Audit Committee of the Board. The Audit Committee now has three members, in compliance with NASDAQ listing rules.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEARWIRE CORPORATION
Dated: April 19, 2010	By:	/s/ Broady R. Hodder
Broady R. Hodder
Senior Vice President, General Counsel and Secretary